Exhibit 99.2

Capital Trust Q1 ‘08 Earnings Call
May 7, 2008

Conference Coordinator:
Hello and welcome to the Capital Trust First Quarter 2008 Results Conference Call.  Before we begin please be advised that the forward looking statements expressed in today's call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and a rate of repayment of the companies and its funds loan and investment portfolios.  The continued maturity and satisfaction of the company's portfolio assets as well as other risks contained in the company's latest Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
There will be a Q&A session following the conclusion of this presentation.  At that time I’ll provide instructions for submitting a question to management.  I would now turn the call over to Mr. John Klopp CEO of Capital Trust.

John Klopp:
Good morning everyone.  Thank you for joining us and for your continuing interest in Capital Trust.
Last night we reported our numbers for the first quarter and filed our 10-Q.  In yet another wild period in the capital markets (arguably the most volatile we’ve experienced to date), CT stuck to its plan:  we dialed back new originations, focused hard on our existing assets and liabilities, raised significant new capital to profit from the market disruption, and produced steady earnings and dividends.  Geoff will run you through the details later in the call, but the financial headlines include the following:

❑	Net income totaled $14.8 million, virtually unchanged from the first quarter of 2007, during a period when LIBOR averaged 3.3% (200 basis points below the level of a year ago).
❑	On a per share basis, EPS was 82¢, down two pennies and 2% year over year, due primarily to a higher share count resulting from our March common equity offering (more on that in a moment).
❑	And most importantly, we paid a regular quarterly dividend of 80¢ per share, consistent with our run rate for the last five quarters.

On our last call in early March, we identified the three priorities that we set for 2008:  managing credit, maintaining financing and raising new capital.  On all three fronts, we feel very good about the progress we made in the first quarter.  Here’s the report card.
First, credit.  We had no losses and no additional reserves and, in general, our assets continued their strong performance.  However, two balance sheet loans totaling $22 million (less than 1% of Interest Earning Assets) were non-performing as of 3/31 (and today).  One is a $10 million second mortgage secured by land, the other a $12 million first mortgage on a stalled condo conversion project, both in Southern California.  We believe that our existing provision is adequate to cover any losses and, thankfully, we have zero additional exposure to the California housing market.  The only other asset that experienced turbulence in the quarter was our Macklowe/EOP position, which came due in February but was subsequently extended by the lending group to February 2009.  Our

Macklowe exposure is $50 million at the balance sheet (plus an additional pari passu amount held by one of our funds) and is secured by a portfolio of four Class A midtown Manhattan office buildings.  As reported in the press, the properties are currently in the very early stages of being offered for sale pursuant to a consensual arrangement with the borrower, with the proceeds going to the lenders to repay the debt.  While transaction volume has been light for midtown Manhattan office buildings, recent comps in the market support our position in the capital structure and we continue to believe that our investment is money good.
As the year unfolds and the liquidity crisis grinds on, we fully expect that additional credit issues will emerge in the commercial real estate sector, creating problems for existing lenders and opportunities for those with capital.  While no categories are immune, the obvious problem areas are loans with near-term maturities, condos and land.  Other than Macklowe, we have 7 loans aggregating $113 million with ’08 maturities, $47 million of which pays off tomorrow.  Other than the $12 million loan that just defaulted, we have 4 condo loans aggregating $89 million, three of which ($67 million) are sold out and scheduled to repay in the next 60 days.  Other than the one $10 million loan against which we’ve already taken a reserve in the full amount of our net exposure, we have no land exposure in our loan portfolio.  While there may be noise along the way, we are confident that our portfolios can weather this storm and will significantly outperform the market.
Second, financing.  During Q1, we extended the maturity of our senior unsecured credit facility and made good progress in discussions with our repo lenders in anticipation of rollovers later in the year.  In this environment, financing is a precious commodity, allocated by Wall Street to only the strongest and most reliable counterparties.  CT is clearly one of the select few.  The unfortunate events at Bear Stearns claimed one of our best trading and financing partners, but the resolution with JP Morgan represents a very positive outcome for Capital Trust.  While the process will require some give and take (mostly give by us), we are absolutely confident in our ability to roll our lines as they come due.
Third, new capital.  In this difficult market, the true winners will be the firms that can manage their existing assets and liabilities and raise fresh capital to exploit current opportunities in a disrupted market.  On this score, CT is demonstrating the power of its people and its platform.  During the quarter, we continued the capitalization of CT Opportunity Partners, our newest private equity fund, which now stands at just under $500 million of committed equity capital.  We expect to finish this raise in Q2 and continue to build out our investment management business with additional targeted vehicles that complement the investment strategy of the balance sheet and allow us to take advantage of the full range of opportunities available in the market.  In the process, we generate additional streams of fee income which leverage our corporate capital and human resources.  Just before the end of the quarter, we also chose to augment our capital at CT, raising $113 million through a 4 million share common issuance.  This highly successful offering of straight common at a 20% premium to book value was executed at a time of extreme uncertainty and volatility, when most of our peers were either shut out of the public market entirely or relegated to painful “rescue” financings.  We are already deploying this capital into some of the best opportunities that we have seen in many years.

Overall, we are satisfied with our performance in the first quarter and cautiously optimistic about the balance of the year.  As I constantly tell my guys, “This isn’t a sprint, it’s a marathon”.  It may not be pretty along the way, but we intend to finish strong.  Thanks for sticking with us.

Geoffrey Jervis:
Thank you John and good morning everyone.
Before we begin, I want to point out – that we are unable to comment further on any of our investment management products that are still in their marketing phase and our comments on those funds will be limited to our prepared remarks.
I will begin with the balance sheet.
Total assets at the Company were $3.3 billion at 3/31 – an increase of $95 million or 3% when compared to where we were at the end of the year.  During the period, we did not originate new assets for the balance sheet by design and the increase of our total assets was due primarily to a $107 million net increase in our cash position generated by the proceeds of the common equity offering that we closed at the end of the quarter.  We have already begun putting the proceeds to work, having consummated originations post quarter end and have a very healthy pipeline.  It is our expectation that we will continue to ramp up originations and, while we have strong demand for our capital, we will continue to exercise caution when putting it to work.
On the investment management front, we originated one new $49 million loan for the new CT Opportunity Partners fund and, like the balance sheet we have originated additional assets subsequent to quarter end and have a healthy pipeline of potential transactions.  We continue to expect investment management activity to accelerate in 2008 as we now have multiple mandates investing and are continuing to actively pursue additional investment management strategies that we expect will further increase the scope of our platform.
On a net basis, Interest Earning Assets decreased by approximately $10 million.  Repayments of approximately $40 million were partially offset by loan fundings during the period of approximately $30 million.
At March 31, the entire $3.1 billion portfolio of Interest Earning Assets had a weighted average all-in effective rate of 6.31%.  From a credit standpoint, the average rating of the CMBS portfolio was BB and the weighted average last dollar loan to value for the loan portfolio was 67%.
During the quarter, the CMBS portfolio experienced two upgrades with a total book value of $10 million and four downgrades with a total book value of $48 million.  Two of our downgrades were in vintage bonds that we acquired at deep discounts and expected downgrades when we purchased the securities.  The third security was downgraded for special servicing fees paid by the trust – despite continued positive outlook for the underlying credit.  The fourth security is a 2006 vintage floating rate security where our net exposure to the underlying properties is sub 50% LTV.  In all cases, our bonds are either performing better than expected or the performance issues raised by the rating agencies are not expected to impact our cash flows.  In total, after giving effect to the quarter’s ratings activity, almost 70% of the portfolio is rated investment grade with 40% of the portfolio rated A, AA or AAA (all of the ratings data mentioned is based upon the lowest rating available for each bond that we own).

Furthermore, over 80% of our CMBS exposure is vintage 2005 and earlier.  In summary, we continue to believe that our CMBS portfolio will perform well.
Over to the loans, our $2.3 billion portfolio continued to perform well despite one additional non performing loan since year end.  We currently have two non performing loans on the balance sheet at quarter end with a total outstanding balance of $22 million, less than 1% of our portfolio.  The first NPL is the $10 million land loan that we reserved against in the fourth quarter of 2007.  Our reserve against the loan is $4 million and, as we have noted in the past, we have financed the loan on a stand alone, non recourse basis such that our net exposure to the loan is a maximum of $4 million – the amount of our reserve.  The second loan is a condominium conversion project in Southern California where we have a $12 million pari passu participation in a first mortgage and, while the loan is non-performing, we continue to expect a full recovery of our $12 million loan balance.  We are in negotiations with the borrower to take title to the property and the current borrower is cooperating in the transfer process.
Taking a deeper look into the loan portfolio, other than the one land loan against which we have a reserve, we do not have any other land exposure in the loan portfolio.  We have 5 loans with a carrying value of $137 million collateralized by residential condominiums and other than the $22 million first mortgage that was previously discussed, all of these loans are performing and we expect them to continue to perform through maturity.  Looking at maturity exposures, we have 7 loans with a carrying value of $113 million with final maturities in 2008 and 6 loans with a carrying value of $176 million with maturities in 2009.  In general, we feel confident that our portfolio will perform well.  As we have stated in the past, we do expect that we will continue to have noise in the portfolio and potentially isolated losses as the credit crisis evolves – but we feel that our underwriting process is second to none and that our experience will be strong on both an absolute and relative basis.
Moving down to equity investments, we have two equity investments in unconsolidated subsidiaries as of March 31 – both are co-investments in funds that we sponsor, a $955,000 investment in Fund III and our investment in the new opportunity fund.  Our equity commitment to the new fund is $25 million and we expect to fund our commitment over the fund’s three year investment period.  The fund had raised $389 million of equity commitments at quarter end and, subsequent to quarter end, we raised an additional $100 million, bringing commitments to $489 million.
On the right hand side of the balance sheet, total Interest Bearing Liabilities, defined as repurchase obligations, CDOs, our unsecured credit facility and trust preferred securities, were $2.3 billion at March 31st and carried a weighted average cash coupon of 3.91% and a weighted average all-in effective rate of 4.15%.
Our repurchase obligations continue to provide us with a revolving component of our liability structure from a diverse group of counterparties.  At the end of the quarter, our borrowings totaled $910 million against $1.6 billion of commitments from nine counterparties.  We remain in compliance with all of our facility covenants and have $663 million of unutilized capacity on our repo lines.
During the quarter, one of our repurchase agreement counterparties, Bear Stearns, experienced what can only be described as extreme liquidity pressure and responded by agreeing to combine with JP Morgan.  Bear Stearns is one of our largest counterparties with $480 million of commitments (most maturing in August 2008) and $344 million of borrowings at quarter end on the balance sheet -- in addition to multiple relationships with our investment management vehicles.  At quarter end, our relationships with Bear Stearns were being managed by JP Morgan, and we expect that our Bear Stearns lending relationships will be formally assumed by JP Morgan once the merger is consummated this summer.  JP Morgan is also a repurchase agreement counterparty with $250 million of commitments (maturing October 2008) and $187 million of borrowings at quarter end on the balance sheet -- in addition to relationships with our investment management vehicles.  We anticipate, based upon our conversations with both Bear and JP Morgan, that both of these credit relationships will be extended in 2008.  Our repurchase obligations are mark-to-market, and we have posted additional collateral to our lenders as the fair value of the assets pledged to them as security has migrated as spreads have widened.  Since the beginning of 2007, we have received a total of $83 million of margin calls, $46 million in 2008.  Since quarter end, however, we have not had material mark to market activity and have had some instances of marks improving.
Our CDO liabilities at the end of the quarter totaled $1.2 billion – this amount represents the notes that we have sold to third parties in our four balance sheet CDO transactions to date.  At March 31st, the all in cost of our CDOs was 3.90%.  All of our CDOs are performing and in compliance with their respective interest coverage, overcollateralization and reinvestment tests.  At quarter end, total cash in our CDOs-- recorded as restricted cash on our balance sheet-- was $16 million.  In addition, we received upgrades on two classes of CT CDO III from Fitch Ratings during the period.  Of the fourteen rated classes, since issuance, nine have been upgraded by one to two notches and the remaining five classes have had their pre-existing ratings affirmed. Fitch attributed the ratings action to the improved credit quality of the portfolio and seasoning of the collateral.
At March 31, we had borrowed $100 million under our unsecured credit facility with a syndicate led by West LB.  During the quarter, we executed our option to extend the facility for one year (now maturing in 2009) with pricing of LIBOR plus 1.75%.
The final component of interest bearing liabilities is $125 million of trust preferred securities.  In total, our $125 million of trust preferred securities provide us with long term financing at a cash cost of 7.20%, or 7.30% on an all-in basis.
Over to the equity section, shareholders’ equity was $503 million at March 31st , representing a $95 million (23%) increase from December 31, 2007.  The increase was primarily attributable to our public share offering of four million shares of class A common stock that generated $113 million of net proceeds.  This increase was offset in part by a non-cash, fair value decrease of $17 million on the value of our interest rate hedges.  Based on shareholders' equity at quarter end, book value per share was $23.00, compared to $22.97 per share at December 31, 2007.  Had we marked all of our assets and liabilities to market, using the values disclosed in the 10Q, the net asset value would have been $705 million, or $32.21 per share, a 40% increase over stated book value.  To be clear, this figure is arrived at by replacing book values for all interest earning assets and interest bearing liabilities using the fair values disclosed in Part I, Item 3 of our 10Q.
As always, we remain committed to maintaining a matched asset/liability mix.  At the end of the quarter, we had approximately $556 million of net positive floating rate exposure (on a notional basis) on our balance sheet.  Consequently, a change in LIBOR of 100 basis points would impact annual net income by approximately $5.6 million.

Given the recent movement in short term rates -- one month LIBOR averaged 3.30% during the first quarter while LIBOR averaged 5.25% during 2007 – a change of 195 basis points – adjusting out the proceeds from the equity offering that increased our exposure to LIBOR at quarter end, we earned $2.2 million (or roughly 12 cents per share) less in Q1 2008 due to lower LIBOR than we would have had LIBOR remained at 2007 levels.
Our liquidity position remains strong, and at the end of the quarter, we had $222 million of total liquidity comprised of $138 million of cash and $84 million of immediately available borrowings.
Turning to the income statement, we reported net income of $14.8 million or $0.82 per share on a diluted basis for the first quarter of 2008.
Both interest income and interest expense were impacted by lower LIBOR, netting to interest margin for the quarter of $18.6 million.
Other revenues continued to increase, reaching $2.6 million for Q1, as management fees from the new fund and additional servicing revenues were recorded.  Other expenses were $7.0 million for the period, with G&A at $6.9 million and $105,000 of depreciation and amortization.
Income from our funds was flat as our co-investment in Fund III is deminimus now that the fund is almost fully realized and the impact from our $25 million co-investment in the new fund was basically zero as we are in the start up phase for the vehicle.
Down to taxes, we recorded a $599,000 tax benefit at our taxable REIT subsidiary, CTIMCO, as operating expenses exceeded operating income.

All of this activity resulted in $14.8 million of net income for the period, $0.82 cents on per share basis.
In terms of dividends, our policy is to set our regular quarterly dividend at a level commensurate with the recurring income generated by our business.  At the same time, in order to take full advantage of the dividends paid deduction of a REIT, we endeavor to pay out 100% of taxable income.  In the event that taxable income exceeds our regular dividend pay out rate, we will make additional distributions in the form of special dividends.  We paid a regular quarterly dividend of $0.80 per share for the first quarter of 2008, unchanged from the fourth quarter of 2007.
Before I turn it back to John, I want to spend a moment discussing three accounting items:  First, is FAS 157 – FAS 157 defines fair value, establishes a framework for measuring fair value and expands fair value disclosure. FAS 157 had a deminimus impact to CT as we hold only two items at fair value on our balance sheet – one AAA rated CMBS bond that is held on an available for sale basis and our interest rate hedges.  Both of these items were reported as Level 2 valuations.  While our other assets and liabilities are not reported at fair value because they are held to maturity, we do disclose all asset and liability fair values in the 10Q in Item 3 of Part I.  The second accounting item is FAS 159.  We adopted FAS 159 in January and elected not to value any of our assets and/or liabilities at fair value other than the aforementioned items.  Our decision not to elect FAS 159 is founded in our business model and what we believe is the appropriate presentation of our financials to investors.  We are a held to maturity investor, like a bank, and believe that our interest earning asset and interest bearing liabilities should be reported on that same basis.  As noted earlier, had we marked our book to market, we would have shown a book value of over $700 million – compared to $500 million using our current presentation.  While this is one way to look at CT, it is not the manner in which we, as management, view our business.  Finally, the third accounting item has to do with our CMBS portfolio.  We hold our CMBS portfolio on a held to maturity basis and not at fair value – for reasons discussed above.  That said, the current market disruption has created a difference between the “fair value” of our CMBS and the carrying value.  As noted in the 10Q, our $873 million book balance portfolio of CMBS has a fair value of $772 million – or roughly $100 million less than carrying value.  We continue to carry our CMBS at book value based upon our assessment of performance and our intent and ability to hold these securities until they mature.  We will mark our assets down only in the event that we believe that our cash flows are impaired.  There is a movement, however, in the accounting world to potentially require companies to mark these types of assets to market.  We believe that “liquidation value” is an inappropriate presentation of our financial statements and are working with our accountants to avoid such a change.  As discussed above, we do not believe that we should mark any additional assets or liabilities to market given our intention to hold both until they mature.
That wraps it up for the financials, and at this point, I'll turn it back to John.

John Klopp:
Okay.  Thanks Geoff, let's open it up for questions, Chris.

Operator:
Certainly.  If you would like to ask a question at this time simply press the * and 1 on your touch tone phone.  To be removed from the question queue press the # sign.  Once again to ask a question press *1 now.  Our first question comes from David Fick of Stifel Nicolaus.
David Fick:
Good morning.  You disclosed the $50 million exposure to Macklowe, but you also have a pari-passu position in one of your funds for an additional amount, is that correct?
John Klopp:
Correct.
David Fick:
And you are not prepared to disclose how much that is?
John Klopp:
We do not disclose details on our private equity funds.
David Fick:
Okay.  You are not impairing that at this point, is that correct?
John Klopp:
That is also correct.

David Fick:
So you feel like you are fully recoverable at this point.
John Klopp:
We do.
David Fick:
Can you give us some details on where you are in conversations with your borrowers regarding re-originations, or extensions?  What did you do this past quarter and what is your posture going forward?
John Klopp:
If I understand your question, David, I would say that we haven’t had much in the way of conversations regarding re-originations because we haven't had and don't have much in the way of near term maturities.  I'm not entirely sure I understand your question, but as those few loans come due, we will make an assessment if the borrowers are not able to cleanly refinance or repay us as to what is in the best interest of Capital Trust.  The only extension that we have had which we obviously have disclosed and talked about was the Macklowe extension in February of this year.
David Fick:
Okay.  I am sorry if I didn't make the question clear.  I'm aware that you have about $113 million of maturities this year and that was really my focus, those maturities.  What might your posture be with respect to stuff that's meeting underwriting but can't find take-out financing?

John Klopp:
We are going to take them one at a time and see what happens.  In many of those cases, we actually anticipate that the vast majority of those loans are going to pay off cleanly this year.  If we have a situation where a borrower comes to us and says because of the capital markets he cannot roll over a loan, and we are comfortable with the underlying collateral, our position and our sponsor, then certainly we would consider a re-origination, if that's what it's being called.  For example, we have a $47 million loan that we have held for quite a long time, and it's scheduled to mature later this year yet fully ready to pay off tomorrow.  A lot of the other product that we have that is maturing consists of our few condominium exposure loans, and in the vast majority of those cases the condos are fully sold, under contract, closing out or paying off the debt sequentially and we are anticipating in the next two to three months we'll be paid out entirely on most of those.
David Fick:
And one of your competitors I think coined the term “re-origination” on their call last week and I apologize for using that.  Geoff, thank you for the detail on Bear and JP Morgan repo status.  Are you working on anything else in terms of financing with other lenders and can you give us an idea of where you think pricing is going to come out both with JP Morgan and anything else you are working on?
Geoffrey Jervis:
We are having conversations with all of our lenders as well as some new counterparties.  So far, we have had very positive conversations on all fronts, with nothing to report just yet.  Relative to where we priced our last set of pre-market disruption repo agreements, I would say two changes:  1) advance rates have probably come in 5-10% and 2) pricing is probably 25-75 bps wider than it was at the beginning of 2007.
David Fick:
Great, thank you.
Operator:
We'll take our next question from Richard Shane of Jefferies.
Richard Shane:
Thanks guys for taking my question.  Geoff, you had made the comment about your discussions with JP Morgan and that they seem to be progressing.  In terms of their aggregate risk exposure does it seem like JP Morgan is willing to be as exposed as Bear and JP Morgan were in total or are they going to reduce their overall exposure when they look at their book?
Geoffrey Jervis:
I think the answer is yes, the indications suggest that they are comfortable with their current combined exposure.
Richard Shane:
Great, thank you.  Next question: when we look at the balance sheet over the last three quarters, you guys have clearly been playing defense, especially with your own balance sheet.  I realize that has to do with capital constraints and strategy, and you have been a little bit more aggressive on the managed fund side.  Is it fair to take today's commentary and the recent equity raise as an indication that you are willing now to go more on the offensive with your own balance sheet?
John Klopp:
We are getting a string of yes/no questions, which I'm going to take advantage of.  Yes.
Richard Shane:
So the answer is yes, you are willing to go more on the offensive right now?
John Klopp:
Absolutely.  We have seen just in the last number of weeks some degree of light at the end of this tunnel, with CMBX spreads coming in significantly, cash spreads in the CMBS market coming in less, but nevertheless significantly at the top end of the credit curve.  Loan spreads are stickier, but the feel from our standpoint is more liquidity moving off the side lines, more urgency from some of the banks to move product off of their balance sheet, and therefore more action.  We intend to participate with both our balance sheet and investment management vehicles.
Richard Shane:
Great, I appreciate the humor with the first response and the depth of the second one, thank you guys.
John Klopp:
Thanks Rick.

Operator:
Our next question comes from Don Fandetti of Citi.
Don Fandetti:
Good morning.  John, I appreciate the color on the market.  I want to see if you could dive in a little bit more about what you are sensing and seeing in terms of liquidity in commercial real estate.  Obviously, the economy is slowing and we are seeing some cracks.  Is your sense that this thing could tip and get messy on the downside or are you feeling a little more constricted here?
John Klopp:
There are a couple of different parts to your question; unfortunately it's not a “yes” or “no.”  We are feeling more constricted in terms of liquidity but the focus today continues to be secondary market and clearance sales of dealer inventories.  The truth is that the securitization machine of Wall Street is still virtually stopped.  There have been some deals done on the fixed rate CMBS side in Q1, but the level of issuance is significantly down.  I think the numbers are roughly $6 billion of new issuance in Q1 '08 versus $60 billion in Q1 '07, and Wall Street is really not originating a lot of new product right now because the funding mechanism is still broken, both on the fixed and particularly on the floating rate side.
What ultimately transpires in terms of fixing that machine and bringing back some new origination liquidity to the market place is playing out as we speak, but we don't think it's going to just snap back in the near term.  In addition, your other question is about underlying fundamentals, and we haven't seen a lot of credit issues so far, at least with the exception of land and condominiums, which have been the first to crack.  But we do think that as this stretches on it's going to bite more and you'll see more borrowers who have trouble rolling over their financing, even good borrowers and good properties, and ultimately you may well see some negative impact on cash flows, which we have not seen to date.  But again, we are scrubbing and rescrubbing our existing portfolio daily and feel pretty good.  We think that with the fresh capital that we have been able to raise, both corporate and in our funds, that it's actually a pretty good opportunity for us.
Don Fandetti:
Let's say credit starts to crack, CMBS doesn't open up for another quarter or two and then it really doesn't open up because credit is starting to crack.  Is that a potential scenario?
John Klopp:
Sure.  I think that there is still a lot of uncertainty in this world and there are lots of potential scenarios.  If you looked at CMBX spreads we were literally on the verge of Armageddon here post-Bear and virtually 100% of all loans in CMBS were likely to default and have big severities.  I don't think that's going to happen.  I have been around a long time, and this market disruption is different.  It doesn't mean it's better or worse, it's just different, and the underlying fundamentals in commercial income-producing real estate have held up pretty well so far based upon supply and demand.  We'll see if the economy truly flushes itself down the toilet and what it does to the demand side of the equation, and therefore to cash flows.  But right now I don't see it in the near term.

Don Fandetti:
Okay.  Thanks for your perspective.
John Klopp:
Thank you.
Operator:
Once again to ask a question press * 1, our next question is from Bose George of KBW.
Bose George:
Good morning.  What do you guys see as an optimal leverage level given that funding is probably just going to be from the repo market for the foreseeable future?
Geoffrey Jervis:
I think the answer to that question is an answer that we have given frequently when asked this question in the past, which is our leverage will go where the assets take us.  If we end up finding a tremendous amount of AAA opportunities, we may feel comfortable with leverage in this range.  If we continue to originate the same type of credits that we have in the past, our book will have 5-10 points less leverage on the revolving component of the debt stack.  One thing I will say though is that the opportunity that we are seeing today in dealer inventory has two components to it: first, it's at a lower loan-to-value than we traditionally originate, and second, it's coming with seller financing which has more duration to it and more protections such as market-to-market cushions, and in some instances has leverage levels that are consistent with leverage levels in 2007 - so higher leverage levels that we are comfortable with given the structural enhancements of seller financing.
Bose George:
Great, thanks very much.
John Klopp:
Thank you.
Operator:
And Mr. Klopp we don't have any other questions in the queue.
John Klopp:
Thank you all for listening and staying with us and we'll talk to you again next quarter.  Have a good day, thanks.